Exhibit 10.5

EMPLOYMENT AGREEMENT

Gold Rock Holdings, Inc.’s (GRHI), a Nevada corporation, on February 1, 2024, enter into an Employment  Agreement (“Agreement’) with Anthony Denkinger, 10609 E. Palladium Drive, Mesa, AZ, 85212 who is hired as the Chief Executive Officer of the Company’s wholly-owned subsidiary, LOOT8, Inc. (LOOT8), a Wyoming Corporation.

Therefore, the parties agree as follows:

1. DESCRIPTION OF SERVICES.

Beginning on February 01, 2024 Anthony Denkinger will provide the following services (collectively, the “Services”):

-Anthony Denkinger to lead LOOT8’s business functions not limited to customer onboarding, customer engagement and product management.

-Technological development interaction with any and all programmers

-Maintain daily operational efforts while reporting operational status to the Management team of the parent Company, Gold Rock Holdings, Inc.

2. PERFORMANCE OF SERVICES.

 Anthony Denkinger on behalf of LOOT8, Inc. is to work 168 hours per month, the reasonable hours necessary to fulfill obligations under this Agreement, and report corporate progress to Gold Rock Holdings, Inc.

3. PAYMENT.

Anthony Denkinger will receive $12,500 (Twelve Thousand Five Hundred Dollars) per month of which $2500 (Two Thousand Five Hundred Dollars) to be deferred until the Gold Rock Holdings, Inc. has the necessary financial health to support full payment.  If the Company cannot pay, Anthony Denkinger will consider accepting shares of Gold Rock Holdings, which trades under the symbol GRHI, issuances as S-8 or Rule 144, all issuances to comply with US SEC rules and regulations, accordingly.

4. NEW PROJECT APPROVAL.

Anthony Denkinger, LOOT8, Inc. and Gold Rock Holdings, Inc. recognize that Anthony Denkinger’s Services will include working on various projects for LOOT8, Inc., and  Denkinger agrees to obtain the approval of Gold Rock Holdings, Inc. prior to the commencement of a new project on behalf of LOOT8, Inc. subsidiary.

5. TERM/TERMINATION.

This Agreement is a 2-year agreement which shall terminate on January 31, 2026 at 5:00PM ET but can continue on a month-to-month bases per agreement by all parties with a 30-day notification prior to termination.

6. RELATIONSHIP OF PARTIES.

It is understood by the parties that Anthony Denkinger is an independent contractor with respects to LOOT8, Inc. and Gold Rock Holdings, Inc. and not an employee.  Gold Rock Holdings, Inc. and LOOT8, Inc., will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefits. Independent contract is responsible for any and all state and federal income taxes.

7. INDEMNIFICATION.

Anthony Denkinger agrees to indemnify and hold harmless Gold Rock Holdings, Inc. and its wholly owned subsidiary, LOOT8, Inc. from all claims, losses, expenses, fees including attorney fees, costs, and Judgments that may be asserted against GRHI/LOOT8 that result from the acts or omissions of Anthony Denkinger.

8. RETURN OF RECORDS.

Upon termination of this Agreement, Anthony Denkinger  shall deliver all records, notes, data, memorandums, models, and equipment of any nature that are in Anthony Denkinger’s  possession or under his control and that are GRHI’s and LOOT8’s property or relate to Gold Rock Holdings, Inc.’s and LOOT8, Inc.’s businesses.

9. NOTICES.

All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

IF for Gold Rock Holdings, Inc. and LOOT8, Inc.

Richard Kaiser

Director/ Chief Finanical Officer

Gold Rock Holdings, Inc. c/o LOOT8, INC.

2020 General Booth Blvd Suite 230 Virginia Beach, Virginia 23454

IF for Anthony Denkinger:

Anthony Denkinger

XXXXXXX

Mesa, AZ, 85212

Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

10. ENTIRE AGREEMENT.

This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement(s) whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

11. AMENDMENT.

This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

12. SEVERABILITY.

If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

13. WAIVER OF CONTRACTUAL RIGHT.

The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

14. APPLICABLE LAW.

 This Agreement shall be governed by the laws of the Commonwealth of Virginia.

15. INTERRUPTION OF SERVICE.

Either party shall be excused from any delay or failure in performance required hereunder if caused by reason of any occurrence or contingency beyond its reasonable control, including, but not limited to, acts of God, acts of war, fire, insurrection, laws proclamations, edits, ordinances or regulations, strikes, lock-outs or other serious labor disputes, riots, earthquakes, floods, explosions or other acts of nature. The obligations and rights of the party so excused shall be extended on a day-to-day basis for the time period equal to the period of such excusable interruption. When such events have abated, the parties' respective obligations hereunder shall resume. In the event the interruption of the excused party's obligations continues for a period in excess of thirty (30) days, either party shall have the right to terminate this Agreement upon ten (10) days' prior written notice to the other party.

16. ASSIGNMENT.

Anthony Denkinger agrees that it will not assign, sell, transfer, delegate or otherwise dispose of any rights or obligations under this Agreement without the prior written consent of GRHI. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of Gold Rock Holdings, Inc. or LOOT8, Inc., its wholly owned subisidary, with, or its merger into, any other corporation, or the sale by Gold Rock Holdings, Inc. or LOOT8, Inc.  of all or substantially all of its properties or assets, or the assignment by  Gold Rock Holdings,  Inc.

of this Ageement and the performance of its obligations hereunder to any successor in interest or any Affiliated Company. Subject to the foregoing, this Agreement  shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

This Agreement shall be signed on by Gold Rock Holdings, Inc. by Richard Kaiser, Chief Financial Officer / Director on behalf of its wholly-owned subsidiary, LOOT8, Inc.  and  by  Anthony Denkinger, and effective as of the date first above written.

This Consulting Agreement is executed and agreed to by:

/s/ Richard Kaiser

____________________________

Richard Kaiser- CFO/Director

Gold Rock Holdings, Inc. c/o LOOT8, Inc.

Date: February 01, 2024

/s/ Anthony Denkinger

________________________

Anthony Denkinger

Contractor

Date: February 01, 2024